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Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Advanced Enterprise Solutions, Inc.

We consent to incorporation by reference in the registration statements (No. 33-    ) on Form S-8 of MSC.Software Corporation of our report dated March 30, 2001, except for Note 8 which is as of May 2, 2001, with respect to the consolidated balance sheets of Advanced Enterprise Solutions, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2000, which report is incorporated by reference in the Form 8-K filed by MSC.Software Corporation which is dated July 20, 2001.

/s/ KPMG LLP

Costa Mesa, California
August 28, 2001

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Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS